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                                                                   Exhibit 10.27

                               COMMERCE INSURANCE
[CIC Logo]               The Commerce Insurance Company
                           Citation Insurance Company
          211 Main Street, Webster, Massachusetts 01570 (508) 943-9000
                       Members of The Commerce Group, Inc.




June 16, 1995



Mr. Earle B. Seeley, Pres.
AUTOMOBILE CLUB OF MERRIMACK VALLEY
155 Parker Street
Lawrence, MA  01842-0039

      RE: MASSACHUSETTS PERSONAL AUTOMOBILE GROUP MARKETING AGREEMENT

Dear Buzz:

This letter is to document and confirm the personal automobile group marketing agreement between The Automobile Club of Merrimack Valley, herein after referred to as AAA, and The Commerce Insurance Company. Relevant components of the agreement include:

1. Group Definition - All vehicles owned by members of AAA will be eligible for the group personal automobile program. Although separate negotiations will occur between Commerce and other AAA offices, it is our intent to offer a group program to all AAA members in Massachusetts. While Commerce will attempt to maintain consistency in the group products made available to the different AAA Chapters, it is recognized that differences may result from the underlying loss experience and marketing plans/requirements of each Chapter.

2.    Effective Date - All policies effective on or after 9/1/95.

3.    Marketing - All marketing will be performed exclusively by AAA.
      Commerce agents selected by AAA to participate in the servicing of the AAA group will not be permitted to advertise and/or market the AAA group marketing program, or to participate in and/or initiate the signing-up of new AAA members.(1)



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(1) [NB. Superseded prior to the date the registrant first filed this exhibit with the Commission. By letter dated August 7, 1995, AAA Massachusetts/New Hampshire, acting as licensee of The American Automobile Association (Incorporated), authorized the registrant's independent agents participating in the AAA group marketing program to use the AAA mark under limited circumstances.]



                    COMMGRO COMPANIES . . .COME GROW WITH US

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Automobile Club of Merrimack Valley
June 16, 1995
Page 2



      AAA will initially market the group program to their entire membership list, by including marketing materials (including a list of all Commerce agents who are participating in the group program) in their September 1995 Newsletter. * * * (2)

4. AAA Group Marketing Service Network - The AAA Insurance Agency will continue servicing members of the AAA group, adding group insurance customers based upon their own desires and resource constraints, and assuring that every account written by the AAA Insurance Agency, Inc. is an active AAA member.

      The Commerce Insurance Company will assist AAA Insurance Agency in approaching other Commerce agents, both voluntary agents and ERP's, to determine their interest in participating in the servicing of the AAA group program. AAA will contract with all interested agents, assuring that such agents fully understand their rights and responsibilities (as documented within this proposal). To facilitate this process, Commerce will provide AAA with a list of selected voluntary agents and ERP's that may be good candidates for such a servicing network. Commerce will also provide AAA with a sample "sub-producer" agreement, which may provide a starting point for developing the final agreement between the AAA Insurance Agency and each of the interested/selected agents that will comprise the servicing network.

      The final decision, regarding which agents will comprise the service network, will be AAA's. However, AAA agrees to provide the program to both voluntary agents and ERP's, in order to assure that the ratio of voluntary agent to ERP business produced by the AAA group program is approximately the same as is produced by non-group programs industrywide (i.e. about 1 ERP unit for every 2 voluntary agent units). In addition, AAA agrees to resolve any instances where a participating agent appears to be abusing the program. Commerce will provide AAA with the on-going statistical information necessary to effect both of these conditions.

5. Group Deviation - A 10% deviation from the Commissioner's base rates will be filed effective 9/1/95.(3) The deviation will apply to all private passenger vehicle types, including private passenger motorcycles and miscellaneous classes. The deviation will be off the "net" (of SDIP credits or surcharges) premium.(4)

      It is the Commerce's good faith intent to again file a 10% deviation for policies effective 1/1/96. However, it is recognized that a modification (in the deviation and/or the level of agency participation in the deviation) may be required, if a

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(2)   [NB. Omitted text waived by agreement of the parties prior to the date the registrant first filed this exhibit with the Commission and no longer is operative.]
(3) [NB. Superseded prior to the date this exhibit was first filed with the Commission.]
(4) [NB. Sentence superseded prior to the date this exhibit was first filed with the Commission.]

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Automobile Club of Merrimack Valley
June 16, 1995
Page 3



      significant rate decrease is approved by the Commissioner for 1/1/96, or early results of the program indicates that it is attracting an unacceptable customer profile.

6.    AAA Insurance Agency Participation in the Deviation - * * * (5)

7. Participation of Agents in the Servicing Network - Agents in the servicing network will receive a 10.0% commission for 1995 effective date business written through the AAA group program. * * *(6)

8. AAA Insurance Agency Override Commission - * * *(7) The override commission for 1996 and later policy years will be established after the Commissioner establishes the commission level for the particular year. However, the AAA override commission will be a minimum of 1 point each year.

9. Ownership of Renewals - Agents in the servicing network will maintain ownership of any AAA group accounts written/serviced through their agency.

10.   Profit Sharing

      A)    [RESERVED]

      B) AAA Insurance Agency, Inc. will be subject to two separate and distinct profit sharing calculations, and the results of the calculation will not be netted together.

            First, business produced directly by the AAA Insurance Agency, Inc. will continue to be treated as a separate entity for profit sharing, as it is today. Second, all AAA business written by agents in the servicing network will be aggregated and subjected to a separate and distinct profit sharing calculation. The AAA Insurance Agency, Inc. will receive 50% of any profit resulting from this profit sharing calculation, but any loss will not be used to reduce the profit sharing calculation applied to business written directly by the AAA Insurance Agency, Inc.

            It is Commerce's intent to use our standard Profit Sharing Plan (for business written by the servicing network agents). However, further technical research on the best approach needs to be conducted, as there are

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(5)   [NB. Omitted text was superseded by related Service Agreement prior to the date the registrant first filed this exhibit with the Commission.]
(6) [Omitted text was was superseded by related Service Agreement prior to the date the registrant first filed this exhibit with the Commission.]
(7) [NB. Superseded, prior to the date the registrant first filed this exhibit with the Commission, by the annual addendum to the Agency Agreement between Commerce and AAA, which Agency Agreement is the standard form of agreement that Commerce enters into with each of its voluntary agents in Massachusetts.]


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Automobile Club of Merrimack Valley
June 16, 1995
Page 4



            a number of conditions/provisions in our standard plan that would need to be waived/adjusted. Accordingly, it may be appropriate to develop a separate/unique Profit Sharing Plan for this servicing network agent business. The results of our analysis will be shared with you as soon as they become available, so that the details of the AAA servicing network agent Profit Sharing Plan can be finalized in the near future.

11. Billing Options/Programs - All AAA group business written by the servicing network agents must be 100% direct bill (although the agents may be eligible to utilize EFT for non-AAA group business written by their agency).

12.   Operational Issues:

      A) Separate agent codes will be assigned to every agent who elects to participate in the AAA group servicing network. This will facilitate access to the results of the group program, for filing of subsequent rate deviations, for commissioning, and for the profit sharing and billing options noted above.

      B)    Verification of AAA membership:

            1) New Business Effective 9/1/95 and later, must contain the 7 digit AAA membership number(s) of the vehicle owner(s). To facilitate tracking and verification of the AAA discount, ISI's and Commerce's internal systems will be updated to allow the entry and maintenance of the membership number. In addition, ISI will be asked to develop a mechanism for this membership number to be entered through VISION.

                  Note that all business written by agents in the servicing network will fall into this new business category, as their existing AAA members will need to be cancelled and re-written (from the agent's prior code number, to the specially-assigned AAA group code number) for the discount to apply. The Commerce will, however, let such renewal business be transferred to the AAA servicing account code with a 20% renewal down payment.

                  Systems will need to be designed to automatically validate membership (and/or identify instances where membership cannot be validated). While validation at the time of new business processing would be optimum, after-the-fact validation of membership (within 30 days after processing) is also acceptable. AAA agrees to make their membership file available to the

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Automobile Club of Merrimack Valley
June 16, 1995
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                  Commerce for this function, either by remote access or by
                  periodic transmissions of the membership file to the Commerce.

                  Underwriting Department personnel will be in contact with AAA, so that the details relative to these system issues can be defined, once this proposal is finalized.

            2) Renewal policies written by the AAA Insurance Agency effective 9/1/95 and later, will be considered to be owned by active AAA members. In order to support a pre-renewal membership re-validation process, Commerce will work with AAA (and the AAA membership file) to enter the AAA membership number(s) onto every policy. The details and timeframes for this process will be worked out subsequent to the agreement to this proposal, with all vehicles on renewal policies written by AAA Insurance Agency, Inc. considered eligible for the discount until an automated verification system can be created and implemented.

13. AAA Endorsement of Commerce as Their Sole Massachusetts Personal Automobile Carrier - The Automobile Club of Merrimack Valley agrees to endorse Commerce Insurance Company as the sole underwriter of their Massachusetts personal automobile group marketing insurance program(s), for a period of 3 years, commencing on September 1, 1995. This exclusive endorsement of Commerce by AAA will be a "rolling" 3 year agreement, whereby the endorsement will apply to the 3 years subsequent to each September 1st, unless AAA advises Commerce in writing prior to September 1st of the particular year of their desire to not extend the endorsement for another 3 years.

Please sign and return this letter as confirmation of your agreement to this Massachusetts personal automobile group marketing program and the associated exclusive endorsement by AAA of Commerce Insurance Company as the sole underwriter of the AAA group marketing program.

If you have any questions, please advise.

Very truly yours,



Gerald Fels,
Executive Vice President
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Automobile Club of Merrimack Valley
June 16, 1995
Page 6



   CC: Arthur Remillard, Jr.

                                         AUTOMOBILE CLUB OF MERRIMACK VALLEY

                                         By:    Earle B. Seeley, Pres., CEO

                                         Title: ______________________________

                                         Signature: __________________________
                                                                        (Date)